Exhibit 99.1

NEWHOLD INVESTMENT CORP

PRO FORMA BALANCE SHEET

(dollars rounded to thousands)

	As of August 4, 2020	Pro Forma Adjustments		Pro Forma As Adjusted
		(unaudited)		(unaudited)
ASSETS
Current assets
Cash	$2,235,000	$450,000	b	$2,235,000
		(450,000	) b
Prepaid expenses	102,000	-		102,000
Total current assets	2,337,000	-		2,337,000
Cash held in Trust Account	150,000,000	22,500,000	a	172,500,000
Total assets	$152,337,000	$22,500,000		$174,837,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities –
Accounts payable (including approximately $325,000 for offering costs)	$336,000	-		$336,000
Accrued offering costs	98,000	-		98,000
Accrued formation costs	2,000	-		2,000
Note payable to Sponsor	47,000	-		47,000
Total current liabilities	483,000	-		483,000

Deferred underwriting compensation	5,250,000	788,000	c	6,038,000
Total liabilities	5,733,000	788,000		6,521,000

Common stock subject to possible redemption; 14,160,431 shares and 16,331,681 shares as adjusted (at redemption value of approximately $10.00 per share)	141,604,000	22,500,000	a	163,316,000
		(788,000	) d
Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	-	-		-
Class A common stock, $0.0001 par value, 45,000,000 authorized shares, 839,569 shares issued and outstanding and 918,319 as adjusted (excluding 14,160,431 shares, and 16,331,681 shares as adjusted, subject to possible redemption)	-	-		-
Class B common stock, $0.0001 par value, 5,000,000 shares authorized, 4,312,500 issued and outstanding and as adjusted at August 4, 2020	-	-		-
Additional paid-in-capital	5,002,000	450,000	b	5,002,000
		(450,000	) b
		(788,000	) c
		788,000	d
Accumulated deficit	(2,000)	-		(2,000)
Total stockholders’ equity	5,000,000	-		5,000,000
Total liabilities and stockholders’ equity	$152,337,000	22,500,000		174,837,000

See accompanying note to pro forma balance sheet

NEWHOLD INVESTMENT CORP

NOTE TO PRO FORMA BALANCE SHEET

(dollars rounded to thousands)

(unaudited)

NOTE 1 – CLOSING OF OVERALLOTMENT OPTION, ADDITIONAL PRIVATE PLACEMENT AND FORFEITABLE SHARES

The accompanying unaudited Pro Forma Balance Sheet presents the Balance Sheet of the Company as of August 4, 2020, adjusted for the closing of the underwriters’ overallotment option and related transactions which occurred on August 14, 2020 as described below.

On August 14, 2020 the Company closed on the underwriters’ overallotment option of 2,250,000 units (the full amount), increasing the total dollar offering amount by approximately $22,500,000 to approximately $172,500,000. Additionally, on August 14, 2015, the Company closed on the sale of 450,000 additional private placement warrants in the amount of approximately $450,000. Since the underwriters’ overallotment option was exercised in full, there is no forfeiture of any Founder Shares. Pro forma adjustments to reflect the exercise of the underwriters’ overallotment option are as follows:

	Pro forma entries	Debit.	Credit,
a.	Cash held in Trust Account	22,500,000
	Common stock subject to possible redemption		22,500,000
	To record sale of 2,250,000 Units at $10.00

b.	Cash	450,000
	Additional paid in capital	450,000
	Additional paid in capital		450,000
	Cash		450,000
	To record the sale of 450,000 private placement warrants and payment of 2.0% cash underwriting fee on overallotment option

c.	Additional paid in capital	788,000
	Deferred underwriting compensation		788,000
	To record the liability for deferred underwriting compensation on overallotment option

d.	Common stock subject to possible redemption	788,000
	Additional paid in capital		788,000
	To restore total equity above $5,000,000 as required by charter